SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CVS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: Not Applicable
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(4)	Date Filed: Not Applicable

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 11, 2006

11:00 A.M.

CVS Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

To our stockholders:

We are pleased to invite you to attend our 2006 annual meeting of stockholders to:

■	Elect 9 directors;

■	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2006;

■	Act on four stockholder proposals to be presented; and

■	Conduct other business properly brought before the meeting.

Stockholders of record at the close of business on March 15, 2006 may vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote your shares. In addition to voting in person or by mail, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), please check your proxy card or other voting instructions to see which of these options are available to you. Even if attending the meeting in person, we encourage you to vote in advance by mail, phone or Internet.

By Order of the Board of Directors,

Thomas M. Ryan

Chairman of the Board, President and Chief Executive Officer

PROXY STATEMENT TABLE OF CONTENTS

i

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of CVS Corporation is soliciting your proxy to vote at our 2006 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing this proxy statement and the enclosed proxy card on or about March 31, 2006 to all stockholders entitled to vote. The CVS 2005 Annual Report, which includes our financial statements, is being sent with this proxy statement.

Date, Time and Place of the Meeting

Date:	May 11, 2006

Time:	11:00 a.m.

Place:	One CVS Drive Woonsocket, Rhode Island 02895

Shares Entitled to Vote

Stockholders entitled to vote are those who owned CVS common stock or Series One ESOP convertible preference stock (referred to throughout this proxy statement as the “ESOP preference stock”) at the close of business on the record date, March 15, 2006. As of the record date, there were 817,552,162 shares of common stock and 4,136,919 shares of ESOP preference stock outstanding. All ESOP preference stock is held by the Bank of New York, as Trustee under the 401(k) Plan and the Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies (the “Plan”). The Plan consists of both a 401(k) Plan (the “401(k)”) and an Employee Stock Ownership Plan (the “ESOP”).

Each share of CVS common stock that you own entitles you to one vote. Each share of ESOP preference stock is entitled to the number of votes equal to the number of shares of common stock into which the share of ESOP preference stock could be converted on the record date, rounded up to the next tenth of a share (currently 4.6 votes). The ESOP preference stock is entitled to vote on all matters submitted to a vote of holders of common stock, voting with the common stock as a single class. Each participant in the ESOP instructs the Trustee of the ESOP how to vote his or her shares. As to unallocated shares and shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions.

Voting Your Proxy

Whether or not you plan to attend the annual meeting, we urge you to vote. You may vote by calling a toll-free telephone number, by using the Internet or by mailing your signed proxy card in the postage-paid envelope provided. If you vote by telephone or the Internet, you do NOT need to return your proxy card. Returning the proxy card by mail or voting by telephone or Internet will not affect your right to attend the meeting and change your vote, if desired.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, or vote by telephone or the Internet, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

■	“FOR” the election of all 9 nominees for director (as described beginning on page 22);

■	“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2006 (as described on page 24); and

■	“AGAINST” each of the four stockholder proposals to be presented (as described beginning on page 25).

If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Revoking your proxy

You may revoke your proxy by:

■	sending in another signed proxy card with a later date;

■	providing subsequent telephone or Internet voting instructions;

■	notifying our Secretary in writing before the meeting that you have revoked your proxy; or

■	voting in person at the meeting.

Voting in person

If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 15, 2006, the record date for voting.

Appointing your own proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Proxy solicitation

We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail but we may also solicit by telephone, telegraph or in person. We have hired Morrow & Co. Inc. for a fee of $9,000, plus out-of-pocket expenses, to provide customary assistance to us in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing a majority of the votes of the common stock and the ESOP preference stock entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

	Item	Vote Necessary*

Item 1:	Election of directors

Directors are elected by a plurality of the votes represented by the shares of common stock and ESOP preference stock present at the meeting in person or by proxy, voting as a single class.

This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Only the number of votes “for” and “against” affect the outcome. Withheld votes and abstentions have no effect on the vote.

Item 2:	Ratification of appointment of independent registered public accounting firm	Approval is by affirmative vote of a majority of the votes represented by the shares of common stock and the ESOP preference stock present at the meeting in person or by proxy, voting as a single class. Abstentions are counted and have the effect of a vote against.

Item 3:	Stockholder proposal regarding election of directors	Approval is by affirmative vote of a majority of the votes represented by the shares of common stock and the ESOP preference stock present at the meeting in person or by proxy, voting as a single class. Abstentions are counted and have the effect of a vote against, but broker non-votes are not counted except for quorum purposes.

Item 4:	Stockholder proposal regarding certain retirement benefits for senior executives	Same as for Item 3.

Item 5:	Stockholder proposal regarding independence of Chairman of the Board	Same as for Item 3.

Item 6:	Stockholder proposal regarding formulation of cosmetics sold at CVS	Same as for Item 3.

*	Under current New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on Items 1 and 2 even if it does not receive voting instructions from you.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

The Company’s Board of Directors acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses the Company’s long-term strategy and its strategic, competitive and financial performance. The Board has adopted corporate governance guidelines, which are available on our investor relations website at http://investor.cvs.com and also available to stockholders at no charge upon request to the Company’s Corporate Secretary. These guidelines meet or exceed the listing standards adopted by the New York Stock Exchange (“NYSE”), on which the Company’s common stock is listed.

Meetings of the Board

During 2005, there were twelve meetings of the Board of Directors of CVS. All of our non-management directors at the time of the Company’s 2005 annual meeting of stockholders attended the annual meeting, except Ms. Sheli Rosenberg, who had an unavoidable conflict. Directors are expected to make every effort to attend the annual meeting of stockholders, all Board meetings and the meetings of the committees on which they serve. Each director attended at least 75% of the meetings of the Board and of committees of which he or she was a member.

One Board meeting was our annual meeting of non-management directors. The non-management directors also regularly hold executive sessions during which the Company’s management does not participate. The Chairs of the Audit, Management Planning and Development and Nominating and Corporate Governance Committees, respectively, act as presiding director at meetings or executive sessions of non-management directors (or parts thereof) on a rotating basis.

Director Nominations

Under the Company’s corporate governance guidelines, the Nominating and Corporate Governance Committee recommends to the Board criteria for Board membership, and recommends individuals for membership on the Company’s Board of Directors. Criteria used by the Committee in nominating directors are found in the Nominating and Corporate Governance Committee charter. A copy of Annex A to said charter, the Director Qualification Criteria, is attached to this proxy statement as Exhibit A. When considering current directors for re-nomination to the Board, the Committee takes into account the performance of each director. The Committee also reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, judgment, diversity, age, skills, background and experience. As desired, the Committee may confer with the Chairman of the Board and other directors as to the foregoing matters.

While there are no formal procedures for stockholder recommendations, the Committee will consider nominees recommended by stockholders that meet the stated criteria. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Nominating and Corporate Governance Committee in writing with whatever supporting material the stockholder considers appropriate prior to the deadline set forth in “Stockholder Proposals for our Annual Meeting in 2007” on page 34.

In March 2006, Mr. David W. Dorman, the former Chairman and Chief Executive Officer of AT&T Corporation, a worldwide communications company, was elected to the Company’s Board of Directors by the members of our Board. Mr. Dorman’s election was in anticipation of the retirement from the Board of the Company’s co-founder and former Chairman and CEO, Mr. Stanley Goldstein. Thomas M. Ryan, the Company’s Chairman, Chief Executive Officer and President, initially identified Mr. Dorman to the Nominating and Corporate Governance Committee as a potential candidate for election. The Committee then reviewed Mr. Dorman’s qualifications against the criteria set forth above and in Exhibit A to this proxy statement and recommended Mr. Dorman’s election.

The retirement age for directors is currently 72. The Company’s Corporate Governance Guidelines provide that no director who is or would be over the age of 72 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for a specific director in exceptional circumstances.

Independence Determinations for Directors

Under the Company’s corporate governance guidelines, a majority of our Board must be comprised of directors who, at a minimum, meet the director independence requirements set forth in the Corporate Governance Rules of the NYSE applicable to listed companies. Under the NYSE Corporate Governance Rules, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The Nominating and Corporate Governance Committee of the Board undertook its annual review of director independence in February 2006, and reviewed Mr. Dorman’s independence at the time of his election in March 2006. In the course of its review, the Committee considered transactions and relationships between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other. The purpose of this review was to make an affirmative determination as to the independence of each director and to make a recommendation to the Board.

The basis for a Board’s determination that a relationship is not material must be disclosed in the Company’s annual proxy statement. In this regard, under the NYSE’s Corporate Governance Rules the Board may adopt and disclose categorical standards to assist it in making determinations of independence and may make a general disclosure if a director meets these standards. Any determination of independence for a director who does not meet these standards must be specifically explained.

Categorical Standards to Assist in Independence Determinations

Accordingly, our Board has adopted the following categorical standards to assist in making director independence determinations. Any relationship or set of facts that falls within the following standards or relationships will not, in itself, preclude a determination of independence:

(1)    Charitable donations or pledges. Charitable donations or pledges made to a charitable organization of which a director (or a member of his or her immediate family) is an executive officer or otherwise made at the behest of the director where the amounts donated or pledged for any calendar year do not exceed either $60,000 or 2% of the consolidated gross revenues of the charitable organization.

(2)    Commercial banking or investment banking relationships. A situation in which a director or an immediate family member of a director is an employee of a commercial or investment bank that has relationships or dealings with or provides services to the Company that do not cross the bright-line tests referred to in paragraph (4) below.

(3)    Ordinary course commercial relationships. A situation in which a director (or a member of his or her immediate family) is a director, officer, employee or significant stockholder of an entity with which CVS has ordinary course business dealings that do not cross the bright-line tests referred to in paragraph (4) below and where the director (or immediate family member) is not directly responsible for or involved in the entity’s business dealings with the Company.

(4)    NYSE Listed-Company Bright-Line Tests. Any relationship or set of facts that falls within the standards permitted by the bright-line tests set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed

Company Manual, which are summarized for your convenience in Exhibit B to this proxy statement. (For example: an arrangement whereby a director’s son received a one-time payment of $50,000 for consulting work to CVS in the past year would fall within the range of payment permitted by Section 303A.02(b)(ii) and would not preclude an independence determination for that director).

Determinations Regarding Independence

As a result of its review, the Committee made its affirmative determination and recommendation to the Board, and the Board affirmatively determined, on the basis described below, that each of the directors nominated for election at the annual meeting is independent under our corporate governance guidelines and the NYSE corporate governance rules, with the exception of Mr. Ryan.

Mr. Ryan is considered an inside director because of his current employment as chief executive officer of the Company.

Each of Messrs. Cornwell, Dorman, Gerrity, Joyce and Murray, Ms. Heard and Ms. Rosenberg meets our categorical standards for independence laid out above. Mr. Verrecchia meets those categorical standards in all respects except with respect to the charitable donations to LIFESPAN described in “Certain Transactions with Directors and Officers” below. These donations were considered to be an immaterial departure from our categorical standard for charitable contributions and considered not to impair his independence from management.

Contact with Non-Management Directors

Stockholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to: Non-Management Directors, CVS Corporation, One CVS Drive, Woonsocket, RI 02895. The Nominating and Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors shall from time to time review a log of all correspondence received by the Company that is addressed to members of the Board and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be promptly brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Conduct

CVS has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and principal accounting officer. The CVS Code of Conduct is available on the Company’s website at http://investor.cvs.com, and will be provided to stockholders without charge upon request to the Company’s Corporate Secretary. The Company intends to post amendments to or waivers from its Code of Conduct (to the extent applicable to the Company’s executive officers or directors) at that location on its website.

Committees of the Board

Audit Committee

William H. Joyce, Chair

Thomas P. Gerrity

Marian L. Heard

Alfred J. Verrecchia

The Audit Committee met thirteen times during 2005. The Committee is presently composed of four directors, none of whom is a current or former officer or employee of CVS or its subsidiaries. Each member of the Committee is “independent” as defined in applicable SEC rules and in the Corporate Governance Rules of the NYSE. The Board has designated each of Dr. Joyce and Mr. Verrecchia as an audit committee financial expert, as defined under applicable SEC rules. The Board has approved a charter for the Committee, a copy of which was attached to the Company’s proxy statement for our 2004 meeting. The charter can be viewed on the Company’s website at http://investor.cvs.com, and is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee assists the Board in its oversight of: (i) the integrity of the financial statements of the Company; (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm; (iii) the performance of the Company’s internal audit function; (iv) compliance with the Company Code of Conduct; and (v) compliance by the Company with legal and regulatory requirements. The Committee also prepares the Audit Committee report found on page 9 of this proxy statement.

Nominating and Corporate Governance Committee

Sheli Z. Rosenberg, Chair

Marian L. Heard

William H. Joyce

The Nominating and Corporate Governance Committee met three times during 2005. The Committee is presently composed of three directors, none of whom is a current or former officer or employee of CVS or its subsidiaries. Each member of the Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE. The Board has approved a charter for the Committee, a copy of which can be viewed on the Company’s website at http://investor.cvs.com, and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee has responsibility for identifying individuals qualified to become Board members; recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings; recommending directors for appointment to Board committees; making recommendations to the Board as to determinations of director independence; evaluating Board performance; and reviewing and assessing the Company’s corporate governance guidelines and overseeing compliance with such guidelines.

Management Planning and Development Committee

W. Don Cornwell, Chair

Marian L. Heard

Sheli Z. Rosenberg

The Management Planning and Development Committee (formerly known as the Compensation Committee) met eight times during 2005. The Committee is presently composed of three directors, none of whom is a current or former officer or employee of CVS or its subsidiaries. Each member of the Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE. The Board has approved a charter for the Committee, a copy of which can be viewed on the Company’s website at http://investor.cvs.com, and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee: (i) oversees the Company’s compensation and benefits policies and programs generally; (ii) evaluates the performance of designated senior executives, including the chief executive officer, and reviews the Company’s management succession plan; (iii) in consultation with the other independent directors of the Company, oversees and sets compensation for the Company’s chief executive officer; (iv) oversees and sets compensation for the Company’s designated senior executives; (v) reviews and recommends to the Board compensation (including stock option grants and other equity-based compensation) for the Company’s directors; and (vi) prepares the Report on Executive Compensation beginning on page 12 of this proxy statement.

Director Compensation

Effective May 2006, CVS will provide the following compensation to our non-employee directors for their services as directors:

Annual fees

■	Each non-employee director will receive an annual retainer of $65,000 (an increase from $50,000 for the 2005-2006 service year) and attendance fees of $2,000 for each Board meeting attended, $1,000 for each telephonic Board meeting attended and $1,000 for each committee meeting attended.

■	Each non-employee director who chairs a committee of the Board will receive an additional retainer of $8,000, except the chair of the Audit Committee, who will receive $15,000.

Director Fees Payable in Stock; Stock Ownership Guidelines; Other Items

Under the 1997 Incentive Compensation Plan, non-employee directors receive an annual award of 4,000 shares of common stock for their service during the preceding year (pro rated for partial year service). At least one half of the annual non-employee director retainer fee typically is paid in CVS common stock. Directors may choose to receive all retainer and attendance fees in common stock. A director may also choose to defer receipt of such shares. Deferred shares are credited with dividend equivalents.

Additionally, the Company has adopted stock ownership guidelines for its directors and executive officers, as further described in the Management Planning and Development Committee Report on Executive Compensation beginning on page 12. Each of our directors is in compliance with these guidelines except Messrs. Verrecchia and Dorman, who joined the Board in September 2004 and March 2006, respectively, and, according to the guidelines, each has 5 years from the date he joined the Board to achieve compliance.

In 2005 Mr. Goldstein, the retiring founder of the Company, was provided personal use of the Company’s aircraft, for which the aggregate incremental cost to the Company was $12,394.

As of December 31, 2005, our directors had deferred receipt of shares of common stock as follows: Mr. Cornwell, 36,311 shares; Mr. Goldstein, 24,391 shares; Ms. Heard, 31,816 shares; Dr. Joyce, 50,564 shares; Mr. Murray, 21,512 shares; Ms. Rosenberg, 12,900 shares; and Mr. Verrecchia, 8,440 shares.

Certain Transactions with Directors and Officers

During 2005, the Company and its charitable foundations donated a total of $330,000 to LIFESPAN, a non-profit organization that operates several Rhode Island hospitals and health care facilities. The Company has $300,000 remaining of a pledge to LIFESPAN’s Pediatric Rehabilitation Program (the original pledge was $375,000 payable over the 5 years from 2005-2009). Mr. Alfred Verrecchia, a director of the Company, is Chairman of LIFESPAN.

Messrs. Eugene and Larry Goldstein, the sons of Stanley Goldstein, a director of the Company who will be retiring at the time of our annual meeting, each own minority interests in entities that lease two drugstores to the Company. CVS has entered into a single store lease with a limited liability company of which Messrs. Eugene and Larry Goldstein each own 30%. During 2005, lease payments to this limited liability company amounted to approximately $188,000. CVS has also entered into a single-store lease with a company of which Messrs. Eugene and Larry Goldstein together own a 20% interest. During 2005 CVS lease payments to this company amounted to approximately $501,000. Both of these transactions were approved in the ordinary course of business by the CVS real estate committee and were reviewed by our Audit Committee. Consequently, CVS believes that the terms of these transactions were determined in an arms-length manner.

In September 2003, a limited liability company of which Messrs. Eugene and Larry Goldstein each own a 24.25% interest purchased a shopping center in which a CVS store is a tenant, pursuant to a lease negotiated with the prior owner. The terms of said lease were unchanged by the purchase of the shopping center. During 2005, lease payments to this limited liability company amounted to approximately $77,200.

Audit Committee Report

The Audit Committee of the Board of Directors (for purposes of this report, the “Committee”) is composed of four independent outside directors. The Committee has prepared the following report on its activities with respect to CVS’ audited financial statements for the fiscal year ended December 31, 2005 (the “audited financial statements”).

■	The Committee has reviewed and discussed the audited financial statements with management;

■	The Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statements on Auditing Standards No. 61;

■	The Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, and has discussed with KPMG its independence from CVS; and

■	Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the Board of Directors that the audited financial statements be included in CVS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the U.S. Securities and Exchange Commission.

William H. Joyce, Chair

Thomas P. Gerrity

Marian L. Heard

Alfred J. Verrecchia

Share Ownership of Directors and Certain Executive Officers

The following table shows the share ownership, as of March 2, 2006, of each director, each executive officer named in the Summary Compensation Table appearing on page 16 and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares.

Ownership of Common Stock (1)
Name	Number		Percent
Chris W. Bodine	658,398	(1)(2)(3)(4)(5)	*
W. Don Cornwell	34,916	(1)(6)	*
Thomas P. Gerrity	71,363	(1)(7)	*
Stanley P. Goldstein	692,512	(1)(6)(8)	*
Marian L. Heard	31,468	(1)(6)	*
William H. Joyce	47,886	(1)(6)	*
Larry J. Merlo	1,621,027	(1)(2)(3)(4)(5)	*
Terrence Murray	59,077	(1)(6)(9)	*
David B. Rickard	1,151,212	(1)(2)(3)(4)(5)	*
Sheli Z. Rosenberg	87,074	(1)(6)	*
Thomas M. Ryan	7,826,458	(1)(2)(3)(4)(5)(10)	*
Douglas A. Sgarro	763,205	(1)(2)(3)(4)(5)	*
Alfred J. Verrecchia	0	(6)
All directors and executive officers as a group (16 persons)	14,171,137	(1)(2)(3)(4)(5) (6)(7)(8)(9)(10)	1.72%

*Less	than 1%.
(1)	Includes the following shares of common stock not currently owned, but subject to options which were outstanding on March 1, 2006 and were exercisable within 60 days thereafter: Mr. Bodine, 397,411; Mr. Cornwell, 30,000; Mr. Goldstein, 30,000; Ms. Heard, 30,000; Dr. Joyce, 30,000; Mr. Merlo, 1,171,003; Mr. Rickard, 849,171; Ms. Rosenberg, 30,000; Mr. Ryan, 5,661,083; Mr. Sgarro, 517,518 and all directors and executive officers as a group, 9,678,686.
(2)	Includes the following shares of common stock granted under the Company’s 1997 Incentive Compensation Plan which remain subject to certain restrictions as to continued employment and transfer as provided in such plan: Mr. Bodine, 60,000; Mr. Merlo, 60,000; Mr. Rickard, 60,000; Mr. Ryan, 800,000; Mr. Sgarro, 54,000; and all executive officers as a group, 1,103,640.
(3)	Includes the following shares of common stock which were receivable upon the lapse of restrictions on restricted stock or the exercise of options, but the actual receipt of which was deferred pursuant to the Company’s Deferred Stock Compensation Plan: Mr. Bodine, 198,937; Mr. Merlo, 358,504; Mr. Rickard, 37,304; Mr. Ryan, 1,238,769; Mr. Sgarro, 185,639; and all directors and executive officers as a group, 2,135,495.
(4)	Does not include shares of ESOP preference stock held as of March 1, 2006 by the ESOP. As of December 31, 2005, the last date on which an allocation was made, shares had been allocated as follows: Mr. Bodine, 1,250; Mr. Merlo, 1,138; Mr. Rickard, 259; Mr. Ryan, 1,565; Mr. Sgarro, 347; and all executive officers as a group, 5,761.
(5)	Does not include the following hypothetical shares of common stock held in notional accounts in the Company’s unfunded Deferred Compensation Plan: Mr. Bodine, 4,390; Mr. Merlo, 246; Mr. Rickard, 9,703; Mr. Ryan, 4,644; Mr. Sgarro, 6,372; and all executive officers as a group, 39,931.
(6)	Does not include the following shares of common stock constituting deferred non-employee director compensation: Mr. Cornwell, 36,360; Mr. Goldstein, 24,424; Ms. Heard, 32,431; Dr. Joyce, 51,062; Mr. Murray, 21,541; Ms. Rosenberg, 12,917; Mr. Verrecchia, 8,810; and all non-employee directors as a group, 187,545.
(7)	Includes 8,000 shares held by a family trust. Mr. Gerrity disclaims beneficial ownership of these shares.
(8)	Includes 80,000 shares held by Mr. Goldstein’s wife and 20,000 shares held by a limited partnership, the general partner of which is a corporation owned by Mr. Goldstein and his wife, and the limited partners of which are the Goldsteins’ adult sons. Mr. Goldstein disclaims beneficial ownership of these shares.
(9)	Includes 15,000 shares held by a charitable foundation, 2,000 shares held by charitable trusts, and 1,480 shares held by a family-related limited liability company of which Mr. Murray holds a membership interest. Mr. Murray disclaims beneficial ownership of these shares.
(10)	Includes 24,800 shares held by a family foundation. Mr. Ryan disclaims beneficial ownership of these shares.

Share Ownership of Principal Stockholders

We have been notified by the persons in the following table that they were the beneficial owners (as defined by the rules of the SEC) of more than 5% of our voting securities as of March 2, 2006. According to the most recent Schedule 13G filed by the beneficial owner with the SEC, these shares were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

Title of Class	Name and Address of Beneficial Owner	No. of Shares Beneficially Owned	Percent of Class Owned(1)

Common stock	FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	89,282,041	10.92%
Series One ESOP convertible preference stock	401(k) Plan and the Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies c/o Bank of New York, as Trustee One Wall Street New York, NY 10286	4,136,919	100%

(1)	This calculation is based on all outstanding shares of common stock and ESOP preference stock as of March 2, 2006. FMR Corp. and the ESOP own shares representing approximately 10.67%, and 2.27%, respectively, of the total votes represented by CVS’ voting securities (i.e., the common stock and ESOP preference stock voting as a single class).
(2)	Information based on Schedule 13G filed February 14, 2006. FMR Corp., a parent holding company, and/or its subsidiaries, have sole voting power with respect to 3,977,803 of these shares and sole dispositive power over all of these shares.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Management Planning and Development Committee Report on Executive Compensation

The Management Planning and Development Committee (the “Committee”) has prepared the following report on the executive compensation program in which executive officers, including those named in the Summary Compensation Table on page 16 (the “named executive officers”), participate.

Compensation Policies

The Committee establishes CVS’ executive compensation strategies and practices, to ensure adherence to the following stated objectives:

■	Support, communicate and drive achievement of CVS’ business strategies and goals;

■	Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other companies with which CVS competes for business and talent;

■	Motivate high performance among executive officers in an entrepreneurial incentive-driven culture by delivering higher rewards for superior performance and reduced awards for underperformance;

■	Closely align the interests of executive officers with stockholders’ interests and foster an equity ownership environment; and

■	Reward results achieved short-term and, in the long-term, stockholder value creation.

The Committee has sought to create an integrated total compensation program structured to balance appropriately CVS’ short- and long-term business and financial strategic goals and to provide reward differentiation correlated to results measured against those goals. Accordingly, a significant amount of total compensation for executive officers is comprised of at-risk pay to align executive interests with stockholder interests and directly tie compensation value to performance.

Consistent with past practice, in 2005, the Committee engaged a compensation consulting firm to assist it in the ongoing evaluation and administration of an executive compensation program for the key CVS management group. The consulting firm analyzed market data and best practices for that group, including Mr. Ryan and the other named executive officers. Salaries and other compensation awards paid to the group were compared to those of executives in a core peer group of companies, as well as general industry standards, in order to recommend compensation programs and policies that would reflect and enhance CVS’ high-growth strategy. This comparison included compensation levels reported for senior executives of 12 retail companies, of which 2 are drug chains, with 2004 sales generally ranging from approximately $11 billion to $56 billion. Five of the companies in this survey group are included in the S&P 500 Food & Staples Retail Group Index used in the Stock Performance Graph on page 19. The Committee also reviewed the Company’s 2005 stock price performance and noted that the Company’s total return to stockholders (calculated as set forth under the Stock Performance Graph) increased 17.9%, compared to a decline of 4.1% in 2005 for the S&P 500 Food & Staples Retail Group Index as a whole. The 2005 compensation program for CVS’ named executive officers resulted from the Committee’s review of this and other relevant information.

For 2005, executive officer compensation consisted of base salaries, at-risk cash and equity incentives delivered through annual incentives, long-term performance shares, stock options and restricted stock units. Total compensation levels for 2005 at target performance levels generally were positioned between the 50th and the 75th percentile of compensation paid by comparable companies in the survey group. However, actual total compensation levels of executive officers may range well below or above the targeted level based on actual corporate performance against annual and long-term business objectives and total return to stockholders.

The Committee does not consider stock holdings, prior option or restricted stock or stock unit grants, or the appreciation on those holdings or grants when making option, restricted stock unit or Long-Term Performance Share Plan award determinations.

Base Salaries

The Committee periodically reviews the base salaries of designated senior executives, including the Company’s chief executive officer, and considers increases based on corporate profitability, competitive salaries, position responsibility levels and individual qualifications and performance. In 2005, as part of the overall review of the CVS compensation program, salaries of most executive officers were increased in light of market data, as well as to provide merit increases. The Committee generally sought, through these increases, to place such salaries in the range between the 50th and 75th percentile of base salaries in the survey group. In 2005, Mr. Ryan’s base salary remained at $1,000,000, which became effective April 2001.

Annual Incentive Awards

CVS maintains an annual management incentive plan, administered under the Company’s 1997 Incentive Compensation Plan, which rewards corporate employees based on performance relative to predetermined objectives established for the year. The annual management incentive plan reflects the Company’s pay for performance philosophy in which a significant portion of executive compensation is at-risk and linked to both individual and company performance. The annual incentive paid to each participant under this program for 100% performance relative to annual objectives is known as the “Normal Award.” For 2005 Normal Awards payable in cash (subject to elective deferral) were 185% of base salary for Mr. Ryan and up to 115% of base salary for the other named executive officers. The annual incentive plan provides for larger awards if performance exceeds predetermined objectives and smaller or no awards if performance falls below such objectives.

For 2005, the Committee determined Mr. Ryan’s annual incentive award would be based on pre-established objectives for CVS’ consolidated earnings before interest and taxes (“EBIT”). Based on the Committee’s affirmation that the objectives relating to CVS’ EBIT goal were exceeded, Mr. Ryan’s annual incentive was payable at 200% of his Normal Award for 2005, which was equal to 370% of his base salary. This amount is reflected in the bonus column for Mr. Ryan in the Summary Compensation Table.

Annual incentive awards for 2005 payable to other named executive officers were based on the same EBIT objectives and, accordingly, were generally payable at a rate of 200% of the Normal Award for 2005. These amounts are reflected in the bonus column for each of the other named executive officers in the Summary Compensation Table.

Long-Term Incentive Compensation

The Committee believes strongly in the use of long-term incentive compensation for executives to reinforce four strategic objectives: to focus on the importance of returns to stockholders, to promote the achievement of long-term performance goals, to encourage executive retention, and to promote meaningful levels of Company stock ownership by executives. The Committee has developed an integrated long-term incentive approach utilizing both equity and cash to achieve these strategic objectives. The key elements of this approach are: an annual stock option grant, which serves to align the interests of executives with those of CVS’ stockholders; a restricted stock unit award, which vests contingent upon significant continued employment with the Company; and the Long-Term Performance Share Plan, which rewards multi-year financial success.

Stock Options

In 2005, the Committee continued its general policy of making annual stock option grants to executives and key employees. Annual stock option grants in 2005 to Mr. Ryan and the other named executive officers are shown in the Summary Compensation Table on page 16 and the Option Grants Table on page 17. In 2005, the

Committee also granted options to over 1,400 key employees below the executive officer level. Target awards for key employees are based on competitive market data with a minimum and maximum range of opportunity to reflect individual performance and contribution.

Regular annual stock option awards granted in 2005 to executive officers and key employees generally become exercisable one-third on the first, second and third anniversaries of the grant date. Options awarded in 2005 expire seven years from the date of grant.

Restricted Stock Units

To align the interests of executive officers with those of stockholders while simultaneously furthering their ongoing retention with the Company, the Committee determined that the continued use of time-vested restricted stock as a key program component was warranted. Accordingly the Committee awarded restricted stock units to executive officers. The restricted stock unit awards were granted with dividend equivalent rights. Restrictions on the units will not lapse unless and until the executive completes additional service with the Company. Assuming continued employment, restrictions lapse on half of the units on the third anniversary of the grant; and restrictions lapse of the remaining half of the units on the fifth anniversary of the grant or upon the executive’s attainment of age 55, whichever is later. The 2005 restricted stock unit grants to Mr. Ryan and the other named executive officers are shown in the Summary Compensation Table on page 16.

Long-Term Performance Share Plan

The Long-Term Performance Share Plan, which is administered under the Company’s 1997 Incentive Compensation Plan, is intended to encourage executives to balance short-term goals, as reflected in the annual incentive plan, with long-term financial progress, while simultaneously promoting executive retention. The Plan consists of three-year performance cycles, with a new cycle commencing each year. The first full performance cycle of the Plan was from 2002 through 2004 (Cycle I). Subsequent cycles have been established that run from 2003 through 2005 (Cycle II), from 2004 from 2006 (Cycle III) and from 2005 through 2007 (Cycle IV). For Cycles I through III, the performance metric used in the Plan is an internal measure of success, return on invested capital (“ROIC”). For Cycle IV, the performance metric used in the Plan is earnings per share (“EPS”).

At the beginning of each cycle, participants are awarded an opportunity to earn a target dollar value. At the end of each cycle, the actual dollar value awarded may be higher or lower than the target number, depending upon performance relative to the ROIC or EPS target. Final awards, if any, will be paid 50% in shares of CVS common stock and 50% in cash (based upon the value of the award earned at the end of the performance cycle). Commencing with Cycle IV, the shares awarded are subject to a two-year holding period.

For Cycle I, the Committee affirmed that the ROIC goal for the performance period of 2002 through 2004 had been exceeded and made awards to participants at 102.1% of the targets. Awards made in 2005 for Cycle I are reflected in the “LTIP Payouts” column of the Summary Compensation Table. Target award opportunities for executive officers under Cycle IV of the Plan are shown in the chart on page 18.

Chief Executive Officer Retention

In recognition of the need to ensure Mr. Ryan’s ongoing leadership of the Company, in August 2005 the Committee authorized a retention initiative for him. Subject to Mr. Ryan’s remaining employed by the Company through December 31, 2009, the Company will waive the 30-year cap in the Company’s Supplemental Executive Retirement Plan on credited service for Mr. Ryan and provide Mr. Ryan upon his retirement with financial planning services, office space and the services of an assistant for five years at the Company’s expense. The Committee also made a grant of 400,000 restricted stock units to Mr. Ryan, which will vest contingent on his employment through December 31, 2009, and which provides for settlement after Mr. Ryan’s retirement from the Company.

Stock Ownership Guidelines

The Committee has long been mindful of the importance of equity ownership by directors and executive management as an effective link to stockholders. In November 2004, with the approval of the full Board, the Committee instituted stock ownership guidelines for all directors and members of the Company’s Business Planning Committee (“BPC”). Under the guidelines, directors are to maintain ownership levels equaling or exceeding five times their annual retainer. BPC members are to maintain ownership levels equaling or exceeding three times their base salary, except for Mr. Ryan, who is to hold levels equaling at least five times his base salary. The Committee believes that this action strongly emphasizes its philosophy of equity ownership for the Board and executive management, which in turn reinforces alignment with stockholder interests. Mr. Ryan, each of the named executive officers and each of the directors are in compliance with the stock ownership guidelines. See also “Director Compensation” on page 8.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and the four other most highly compensated executive officers at year end. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee’s policy is to generally preserve corporate tax deductions by qualifying compensation paid to named executive officers that is over $1 million as performance-based compensation. To this end, in 1997 the Board adopted and stockholders approved the 1997 Incentive Compensation Plan, which permits annual incentive awards and stock options (and certain other awards) to qualify as performance-based compensation not subject to the limitation on deductibility. However, maintaining tax deductibility is but one consideration among many – and is not the most important consideration – in the design of the compensation program for senior executives. The Committee considers the anticipated tax treatment both to the Company and the executive in its review and approval of compensation grants and awards. The deductibility of some types of compensation payments will be contingent upon the timing of an executive’s vesting or exercise of previously granted rights, and is also subject to amendment or modification based on changes to applicable tax law. The Committee may, from time to time, conclude that compensation arrangements are in the best interest of CVS and its stockholders and consistent with its stated compensation philosophy and strategy despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility.

W. Don Cornwell, Chair

Marian L. Heard

Sheli Z. Rosenberg

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by CVS’ Chief Executive Officer and each of the four other most highly compensated executive officers of CVS during the 2005 fiscal year for services rendered to the Company in all capacities during the three fiscal years ended December 31, 2005.

	Annual Compensation				Long Term Compensation
					Awards		Payouts
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)(3)	LTIP Payouts ($)(4)	All Other Compensation ($)(5)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	2005 2004 2003	1,000,000 1,000,000 1,000,000	3,700,000 3,800,000 3,500,000	97,784 89,957 145,875	17,491,250 2,650,125 1,551,727	400,000 400,000 900,000	3,369,300 — —	30,450 5,675,267 1,678,339

David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2005 2004 2003	672,500 643,750 617,500	1,564,000 1,500,000 1,400,000	— — —	673,350 530,025 263,026	100,000 100,000 160,000	612,600 — —	132,364 2,206,308 338,120

Larry J. Merlo Executive Vice President - Stores	2005 2004 2003	563,750 538,750 513,750	1,311,000 1,350,000 1,200,000	— — —	673,350 530,025 263,026	100,000 100,000 160,000	612,600 — —	14,450 2,515,060 276,912

Chris W. Bodine Executive Vice President - Merchandising and Marketing	2005 2004 2003	563,750 538,750 502,500	1,311,000 1,400,000 1,200,000	— — —	673,350 530,035 263,026	100,000 100,000 160,000	612,600 — —	115,672 2,031,273 323,812

Douglas A. Sgarro Executive Vice President - Strategy and Chief Legal Officer; President, CVS Realty Co.	2005 2004 2003	488,750 461,667 413,750	990,000 1,000,000 672,000	— — —	673,350 424,020 210,436	80,000 70,000 110,000	510,500 — —	88,946 1,643,730 259,386

(1)	Includes the Company’s incremental cost associated with Mr. Ryan’s personal use of the Company’s aircraft of $86,159, $78,732, and $135,000 in 2005, 2004, and 2003, respectively. Pursuant to the Company’s executive security policy, Mr. Ryan and his spouse are required to use the Company’s aircraft for all business and personal air travel. For the other named executive officers, the amounts do not include the value of perquisites and other personal benefits because they do not exceed the reporting threshold of the lesser of $50,000 or ten percent of the officer’s total annual salary and bonus.
(2)

Recipients of restricted stock and restricted stock unit (“RSU”) grants typically forfeit such stock or RSUs if they cease to be employees of CVS prior to vesting, subject to accelerated vesting in certain events. Based on the number of shares of restricted stock held at the end of a period, dividends (or dividend equivalents, in the case of RSUs) are paid at the same rate as paid to all stockholders from the date of the award. For 2005, includes restricted stock units granted on January 5, 2005, using the fair market value as of the grant date. For Mr. Ryan, also includes restricted stock units granted on August 5, 2005 pursuant to a retention initiative, using the fair market value as of the grant date. For 2004, includes restricted stock units granted on January 8, 2004 using the fair market value as of the grant date. For 2003, reflects the fair market value as of the February 2004 grant date of the restricted stock portion of the 2003 Long Term Performance Share Plan transitional period award. The disclosed restricted stock award in 2003 was granted pursuant to the CVS Long Term Performance Share Plan, and vested on the second anniversary of the date of grant based on continued employment. The following persons’ aggregate holdings of restricted stock or restricted stock units had a fair market value as follows (based on a per share price of $26.635, the average of the high and low sale prices of the common stock as reported by the NYSE on December 30, 2005, the last trading day of our fiscal year: Mr. Ryan, 882,440 restricted shares with a market value of $23,503,789; Mr. Rickard, 73,974 restricted shares with a market value of $1,970,297; Mr. Merlo, 73,974 restricted shares with a market value of $1,970,297; Mr. Bodine, 73,974 restricted shares with a market value of $1,970,297; and Mr. Sgarro, 65,180 restricted shares with a market value of $1,736,069.

(3)	Regular annual options granted in 2005 and 2004 become exercisable in three equal annual installments beginning on the first anniversary of the grant; regular annual options granted in 2003 become exercisable in three annual installments beginning on the second anniversary of the grant.
(4)	For 2005, includes stock units granted on February 15, 2005 pursuant to Cycle I of the Long Term Performance Share Plan, using the fair market value as of the grant date.
(5)	For 2005 this amount includes the following CVS contributions to the 401(k) and the ESOP: 401(k) cash match equal to $6,510 and an ESOP preference stock match equal to 32.63 shares valued at $3,990 (based on an ESOP preference share price of $122.27 per share) for each of Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro. Includes CVS matching contributions credited to notional accounts in the unfunded Deferred Compensation Plan equal to $1,750 for Mr. Ryan, $112,975 for Mr. Rickard, $1,750 for Mr. Merlo, $102,972 for Mr. Bodine and $76,701 for Mr. Sgarro. For 2004 includes cash portion of the 2000 Executive Retention Program of $5,500,000 for Mr. Ryan, $2,000,000 for Mr. Rickard, $2,500,000 for Mr. Merlo, $2,000,000 for Mr. Bodine and $1,500,000 for Mr. Sgarro. Executives were required to be employed by the Company on the fourth anniversary of the grant to be eligible to receive the award. Award amounts represent the 50% of the award that was payable in cash. Also includes imputed income in connection with life insurance programs of $18,200 for Mr. Ryan, $8,889 for Mr. Rickard, $2,200 for Mr. Merlo, $2,200 for Mr. Bodine and $1,745 for Mr. Sgarro. The Company does not reimburse its executive officers for any additional taxes they have incurred or may incur on this imputed income.

Stock Options

Option Grants for Fiscal Year Ending December 31, 2005

The following table shows the stock options awarded to the named executive officers for fiscal 2005.

	Individual Grants
Name	No. of Securities Underlying Options Granted (#)(1)	Percentage of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($)	Expiration Date	Present Value on Date of Grant ($)(3)
Thomas M. Ryan	400,000	6.91%	22.445	1/5/2012	3,370,920
David B. Rickard	100,000	1.73	22.445	1/5/2012	842,730
Larry J. Merlo	100,000	1.73	22.445	1/5/2012	842,730
Chris W. Bodine	100,000	1.73	22.445	1/5/2012	842,730
Douglas A. Sgarro	80,000	1.38	22.445	1/5/2012	674,184

(1)	Annual stock options become exercisable 33.33% on first, second and third anniversaries of the date of grant. Options granted in 2005 expire seven years from the date of grant.
(2)	Based on options to purchase 5,790,450 shares granted to all employees during 2005.
(3)	The hypothetical present values on grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of factors in calculating an option’s hypothetical present value. Factors used to value options granted which expire on January 5, 2012 include the stock’s expected volatility rate of 34%, a projected dividend yield of 0.56% and a risk-free rate of return of 4.3%. All grants assume a projected time of exercise of 5.7 years. There is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

Aggregated Option Exercises in Fiscal Year Ending December 31, 2005 and Year-End Option Values

The following table shows, for the named executive officers, the stock options exercised during fiscal 2005 and the values of unexercised options as of fiscal year end.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(1) Exercisable/ Unexercisable	Value of Unexercised In-the Money Options at Fiscal Year-End ($)(1) Exercisable/ Unexercisable
Thomas M. Ryan	385,840	7,255,142	4,944,417/1,341,667	44,810,656/13,026,274
David B. Rickard	0	0	705,005/284,167	5,331,139/2,580,355
Larry J. Merlo	167,404	2,796,284	1,026,837/284,167	9,588,320/2,580,355
Chris W. Bodine	260,834	3,579,357	248,245/289,167	1,414,432/2,638,718
Douglas A. Sgarro	0	0	412,519/209,167	3,210,103/1,848,668

(1)	The value of unexercised in-the-money options at fiscal year-end assumes a fair market value of the common stock of $26.635, the average of the high and low sale prices of the common stock as reported by the NYSE on December 30, 2005, the last trading day of our fiscal year. The actual amount, if any, realized upon exercise will depend upon the market price of the common stock at the time of exercise. There is no assurance that the value of unexercised in-the-money stock options will be as shown above.

Long-Term Performance Share Plan

The following table shows, for each named executive officer, potential future payouts for the 2005 through 2007 performance period under the Company’s Long-Term Performance Share Plan. Actual payouts are based on the Company’s achievement of an earnings per share target, and may range from no award to the maximum amount shown in the table.

		Potential Future Payout (1)
Name	Performance Period	Threshold	Target	Maximum
Thomas M. Ryan	2005-2007	$900,000	$3,600,000	$7,200,000
David B. Rickard	2005-2007	187,500	750,000	1,500,000
Larry J. Merlo	2005-2007	187,500	750,000	1,500,000
Chris W. Bodine	2005-2007	187,500	750,000	1,500,000
Douglas A. Sgarro	2005-2007	187,500	750,000	1,500,000

(1)	The potential future payout represents the total award value in dollars; actual payment, if any, will be awarded half in stock and half in cash. The number of shares to be awarded will be determined using the fair market value at the time of payment. Any shares awarded will be subject to a minimum two-year holding period from the grant date.

Stock Performance Graph

Comparison of Five Year Cumulative Total Stockholders’ Return Among CVS, S&P 500 Index and S&P 500 Food & Staples Retail Group Index

The following graph shows changes over the past five-year period in the value of $100 invested in: (1) our common stock; (2) Standard & Poor’s (“S&P”) 500 Index; and (3) the S&P 500 Food & Staples Retail Group Index, which currently includes 9 retail companies.

CVS Corporation

Comparison of Cumulative Total Return to Stockholders

December 31, 2000 through December 31, 2005

	Year End						1-Yr. Compound Annual Return Rate	3-Yr. Compound Annual Return Rate	5-Yr. Compound Annual Return Rate
	2000	2001	2002	2003	2004	2005
CVS Corporation	$100	$50	$42	$62	$77	$91	17.9%	29.3%	-1.8%
S&P 500 (1)	$100	$88	$69	$88	$98	$103	4.9%	14.4%	0.5%
S&P 500 Food & Staples Retail Group Index (2)	$100	$77	$64	$63	$65	$62	-4.1%	-0.7%	-9.0%

(1)	Index includes CVS.
(2)	Index currently includes Albertson’s, Costco, CVS, Kroger, Safeway, Supervalu, Sysco, Wal-Mart and Walgreen.

The year-end values of each investment shown in the preceding graph are based on share price appreciation plus dividends, with the dividends reinvested as of the last business day of the month during which such dividends were ex-dividend. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percentages, can be calculated from the year-end investment values shown beneath the graph. CVS has outperformed the S&P 500 Food & Staples Retail Group Index in each period displayed, over 1 year, over 3 years, and over 5 years.

Certain Executive Arrangements

Employment Agreements with Named Executive Officers

CVS has entered into employment agreements with each of the named executive officers. The employment agreements provide for an initial employment term of three years, automatically renewed for a one-year term at the end of the initial term and each one-year renewal term unless either party gives notice of non-renewal at least 180 days prior to expiration of the then current term. The employment agreements generally provide for payment of an annual base salary, subject to review for increase at the discretion of the Management Planning and Development Committee. The employment agreements also generally provide for (i) continued payment of base salary, target cash bonuses and other benefits for 36 months in the case of Mr. Ryan, and for 24 months in the case of all other named executive officers, in the event the executive’s employment is terminated by CVS without “cause” or voluntarily by the executive due to a “constructive termination without cause” (or a lump sum equal to three times salary plus bonus and other benefits in the case of a change in control); (ii) non-competition for a period of 18 months subsequent to a voluntary termination of employment if CVS elects to continue paying 50% of the executive’s base salary during such period; (iii) other restrictive covenants including nondisclosure, non-solicitation of employees and availability for litigation support; (iv) participation in certain benefit plans and programs (including life insurance and medical benefits); (v) annual and long-term incentive compensation opportunities; and (vi) deferred compensation arrangements. The employment agreements of the named executives also provide minimum guidelines for target annual incentives as a percent of their base salaries.

A “change in control” is defined to include a variety of events, including significant changes in the stock ownership of CVS or a significant subsidiary, changes in CVS’ board of directors, certain mergers and consolidations of CVS or a significant subsidiary and the sale or disposition of all or substantially all the consolidated assets of CVS. “Constructive termination without cause” is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Ryan (or, in the case of all other named executive officers, following a change in control), material breach of the employment agreement by CVS, or, in the case of Mr. Ryan, failure to extend the term of the employment agreement to January 1, 2010. “Cause” is defined generally as a breach of the restrictive covenants, felony convictions, or willful gross neglect or gross misconduct resulting in material harm to CVS.

If payments under the employment agreements following a change in control are subject to the “golden parachute” excise tax, CVS will make a “gross-up” payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as if such excise tax had not applied. CVS will indemnify the executives to the fullest extent permitted by law, including advancing expenses, and will reimburse an executive for expenses incurred in seeking enforcement of the employment agreement if he prevails or, after a change in control, if the executive’s assertion of rights is in good faith and not frivolous.

Supplemental Executive Retirement Plan

CVS maintains a Supplemental Executive Retirement Plan for Select Senior Management of the Company (the “Plan”). The Plan is designed to increase the retirement benefits of selected executive employees. Under the Plan’s benefit formula, executives selected for participation (including each of the named executive officers and certain other executives) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined in the Plan) for each year of service (including credited years of service under the Plan prior to amendment) up to 30 years, or a maximum benefit of 48% of final compensation, with no offset for any amounts provided by CVS’ qualified plans, Social Security or other retirement benefits. As part of a retention agreement entered into with Mr. Ryan, the 30 year limit on credited service has been removed if Mr. Ryan remains employed with the Company through December 31, 2009. Except in the event of death or a change in control (as defined) or as provided in the employment agreements referred to above (with respect to amounts grandfathered under Internal Revenue Code Section 409A), no benefits are payable to an eligible executive until he or she terminates employment. After termination of employment, benefits will be payable (i) immediately, if the executive is age 55 or older at the time of termination, regardless of years of service, or (ii) upon reaching age 55, if the executive is younger than 55 at the time of termination and five or more years of Company service were completed prior to termination.

The following table shows the approximate amounts of annual retirement income that would be payable under the Plan’s benefit formula to executives covered by it based on various assumptions as to compensation and years of service, assuming benefits are computed under a straight life annuity formula and retirement after attaining age 55 and meeting the service requirements.

	Estimated Amount of Retirement Benefits Based On Years of Service
Compensation	5	10	15	20	25	30	35
$1,000,000	$80,000	$160,000	$240,000	$320,000	$400,000	$480,000	$560,000
$2,000,000	$160,000	$320,000	$480,000	$640,000	$800,000	$960,000	$1,120,000
$3,000,000	$240,000	$480,000	$720,000	$960,000	$1,200,000	$1,440,000	$1,680,000
$4,000,000	$320,000	$640,000	$960,000	$1,280,000	$1,600,000	$1,920,000	$2,240,000
$5,000,000	$400,000	$800,000	$1,200,000	$1,600,000	$2,000,000	$2,400,000	$2,800,000
$6,000,000	$480,000	$960,000	$1,440,000	$1,920,000	$2,400,000	$2,880,000	$3,360,000

Final compensation for purposes of the Plan’s benefit formula is the average of the executive’s three highest years of annual salary and bonus out of the last ten years of service. For this purpose, salary and bonus are the amounts shown in the “Salary” and “Bonus” columns of the Summary Compensation Table. The estimated credited years of benefit service for Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro as of December 31, 2005 were 31, 6, 27, 19 and 8 years, respectively. Enhanced benefits are payable in a lump sum upon termination of employment following a change in control.

As of January 1, 2006, Mr. Ryan had accrued an annual benefit of $1,886,605, and the lump sum value of such benefit was $32,870,319 based on assumptions specified in the Plan, and reflecting Mr. Ryan’s waiver of his rights to $1,000,000 of that lump sum value.

Benefits under the Plan’s benefit formula are generally payable in annual installments for the life of the executive, but lump sum and joint and survivor forms of payment of equivalent actuarial value may be elected.

ITEM 1:  ELECTION OF DIRECTORS

Our Board of Directors has nominated 9 directors for election at the annual meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified. Mr. Stanley Goldstein, a current member of the Board of Directors, is retiring at the time of the 2006 annual meeting and is not standing for re-election.

Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected.

Biographies of our Board Nominees

W. Don Cornwell	Director since 1994	Age 58

Mr. Cornwell has been Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation, a group broadcasting company, since February 1988. Mr. Cornwell is a director of Pfizer, Inc., Avon Products, Inc., The Telecommunications Development Fund and The Wallace Foundation. Mr. Cornwell has informed the Company of his intention to retire from the CVS board at or near the end of 2006.

David W. Dorman	Director since 2006	Age 52

Mr. Dorman is the former Chairman of the Board and Chief Executive Officer of AT&T Corporation (“AT&T Corp.”). From November 2005 until his retirement in January 2006, Mr. Dorman served as President and a director of AT&T, Inc. (formerly known as SBC Communications). From November 2002 until November 2005, Mr. Dorman was Chairman of the Board and Chief Executive Officer of AT&T Corp. From 2000 to 2002, he was President of AT&T Corp. Mr. Dorman is a director of Yum! Brands, Inc., and was a director of Scientific Atlanta, Inc. until its acquisition by Cisco Systems, Inc. was completed in February 2006.

Thomas P. Gerrity	Director since 1995	Age 64

Mr. Gerrity has been Professor of Management at The Wharton School of the University of Pennsylvania since 1990. From 1990 to June 1999, he also served as Dean of The Wharton School. Mr. Gerrity is a director of Fannie Mae, Sunoco, Inc., Hercules, Inc., Knight-Ridder, Inc. and Internet Capital Group, Inc.

Marian L. Heard	Director since 1999	Age 65

Ms. Heard has been President and Chief Executive Officer of Oxen Hill Partners, specialists in leadership development programs, since August 2004. From February 1992 until July 2004, Ms. Heard was President and Chief Executive Officer of the United Way of Massachusetts Bay and Chief Executive Officer of United Ways of New England, each a social service agency. Ms. Heard is a director of Sovereign Bancorp, Blue Cross & Blue Shield of Massachusetts and Liberty Mutual Insurance Company.

William H. Joyce	Director since 1994	Age 70

Dr. Joyce has been Chairman of the Board and Chief Executive Officer of Nalco Company, a leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications, from November 2003 to the present. From May 2001 to October 2003, Dr. Joyce was Chairman and Chief Executive Officer of Hercules, Incorporated, a global manufacturer of chemical specialties. From January 1996 to February 2001, he was Chairman of the Board and Chief Executive Officer of Union Carbide Corporation. Dr. Joyce is currently a director of Nalco, El Paso Corporation and Celanese Corporation, though he has informed CVS that he will resign from the Celanese board at the time of Celanese’s annual meeting of stockholders, to be held in May 2006.

Terrence Murray	Director since 1996	Age 66

Mr. Murray is the retired former Chairman of FleetBoston Financial Corporation and its predecessors (“FleetBoston”), a financial services institution. Mr. Murray served as Chief Executive Officer of FleetBoston from May 1982 to December 2001. Mr. Murray is a director of A.T. Cross Company, Air Products and Chemicals, Inc. and ChoicePoint, Inc.

Sheli Z. Rosenberg	Director since 1997	Age 64

Ms. Rosenberg is an Adjunct Professor at Northwestern University’s J. L. Kellogg Graduate School of Business, and the former President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C., a privately held real estate investment firm. Ms. Rosenberg was Vice Chairman of Equity Group Investments from January 2000 to October 2002, and from 1994 to January 2000, she served as President, Chief Executive Officer and a director of Equity Group Investments. Ms. Rosenberg is a director of Cendant Corporation, Equity Lifestyle Properties, Inc. and Ventas, Inc. and a trustee of Equity Residential Properties Trust and Equity Office Properties Trust.

Thomas M. Ryan	Director since 1996	Age 53

Mr. Ryan has been President and Chief Executive Officer of CVS Corporation since May 1998 and Chairman of CVS Corporation since April 1999; he has also been President and Chief Executive Officer of CVS Pharmacy, Inc. since 1994. Mr. Ryan is a director of Bank of America Corporation and Yum! Brands, Inc., and was a director of Reebok International Ltd. until its acquisition by Adidas-Solomon AG was completed in January 2006.

Alfred J. Verrecchia	Director since 2004	Age 63

Mr. Verrecchia has been President and Chief Executive Officer of Hasbro, Inc., a worldwide leader in children’s and family leisure time entertainment products and services, from May 2003 to the present. Mr. Verrecchia has served in various positions with Hasbro for 40 years, including President and Chief Operating Officer from 2000 to May 2003. Mr. Verrecchia is a director of Hasbro, FM Global, Old Stone Corporation and LIFESPAN, where he is Chairman.

The Board of Directors recommends the ELECTION of all nominees.

ITEM 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 30, 2006, and recommended to our full Board of Directors that it approve that appointment. We are submitting the appointment by the Committee to you for your ratification. KPMG audited the Company’s financial statements for the fiscal year ended December 31, 2005. The following summarizes the fees paid to KPMG for services rendered during fiscal 2005 and 2004.

Audit Fees

The aggregate fees billed for services rendered by KPMG for the audit of our financial statements and the audit of our internal controls over financial reporting for the 2005 fiscal year, the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings for the 2005 fiscal year were approximately $2,045,000, compared to $2,645,000 for the 2004 fiscal year.

Audit-Related Fees

The aggregate fees billed for services rendered by KPMG for audit and other services that are typically performed by auditors, including audits of our employee benefit plans and our charitable foundations, procedures performed and reported on under Statements on Auditing Standards, and professional services to assist management in planning, organizing and reviewing certain items that will be required to fulfill management’s obligations under Section 404 of the Sarbanes-Oxley Act of 2002, were $484,000 in 2005, compared to approximately $339,000 in 2004.

Tax Fees

The aggregate fees billed for services rendered by KPMG for tax compliance, tax advice and tax planning, including services in connection with our state tax projects and tax returns, were approximately $117,000 in 2005, compared to $77,000 in 2004.

All Other Fees

KPMG did not render any services to CVS during the 2005 or 2004 fiscal years other than those services described above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Fee Approval Policy

All audit-related services, tax services and other services were pre-approved by the Audit Committee. The Audit Committee has considered whether KPMG’s provision of services other than services rendered in connection with the audit of CVS’ annual financial statements is compatible with maintaining KPMG’s independence. The Audit Committee’s audit fee approval policy provides for pre-approval of audit, audit-related and tax services that are specifically described on an annual basis by the Committee and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Representatives of KPMG will be at the Annual Meeting to answer your questions and will have the opportunity to make a statement if they so desire.

If you do not ratify the appointment of KPMG LLP, the Board of Directors will reconsider its appointment.

The Board of Directors recommends a vote FOR this proposal.

ITEM 3:  STOCKHOLDER PROPOSAL REGARDING ELECTION OF DIRECTORS

On or about November 15, 2005, the Company received the following proposal from The United Brotherhood of Carpenters Pension Fund (the “Carpenters”), 101 Constitution Avenue, N.W., Washington, DC 20001, beneficial owners of approximately 6,500 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (collectively, the “Carpenters’ Proposal”) in this proxy statement as they were submitted to us:

“Resolved: That the shareholders of CVS Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors ‘shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.’

Our Company presently uses the plurality vote standard for the election of directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are ‘withheld’ from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McLennan, Office Depot, Raytheon and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support of this important director election reform.”

Statement of CVS’ Board Recommending a Vote AGAINST the Carpenters’ Proposal

CVS’ Board of Directors unanimously recommends that you vote against the Carpenters’ Proposal because it is unnecessary and it is not in the best interests of the Company and its stockholders.

Commitment to Strong Governance

CVS has a history of electing strong and independent boards. We note that in the past six years, through the plurality process, every director nominee has received an affirmative vote greater than 77% of all votes cast at our annual meetings. We also note that CVS does not have a staggered board. Our Board of Directors is committed to good governance practices and CVS is always open to stockholder input regarding potential directors and governance. As CVS’ stockholders have a history of electing qualified, independent directors under the current plurality requirement, a change in the voting threshold is not necessary to improve CVS’ corporate governance processes. The Board of Directors believes that the quality of CVS’ directors has a far greater impact on CVS’ governance than the voting standard used to elect them.

Adoption of the Proposal is Unwarranted

In light of our history of electing strong and independent boards, and given the current, uncertain state of play on majority voting for election of directors, we believe that moving to a majority voting election system is unwarranted.

Various constituencies (including the American Bar Association, or ABA) have been evaluating whether adoption of the majority voting standard for U.S. public companies is a worthy and workable goal. In January 2006, in a Preliminary Report, the ABA Corporate Laws Committee stated that it would not recommend changing the Model Business Corporation Act to modify the current plurality vote default rule and establish a default majority vote standard for U.S. director elections. Instead, the ABA Committee (i) made recommendations to strengthen the ability of boards and shareholders to change the way directors are elected at individual companies, if such companies wish to do so, and (ii) outlined amendments to the Model Act that it is considering proposing, which would (a) provide boards and shareholders new tools to modify or eliminate the Model Act’s “holdover rule” in an effort to address the issue of failed elections; and (b) permit corporations to adopt director resignation policies and, for corporations that choose to do so, to ensure that those policies are binding and enforceable.

Furthermore, the New York Stock Exchange is considering changes to its rules applicable to “broker non-votes” in the case of uncontested elections. The NYSE changes being considered, if implemented, would have a significant impact on director elections. At this point, therefore, we believe it is unwarranted to adopt a proposal whose workability and unintended consequences are uncertain.

The Board of Directors recommends a vote AGAINST the Carpenters’ Proposal.

ITEM 4:  STOCKHOLDER PROPOSAL REGARDING CERTAIN RETIREMENT BENEFITS FOR SENIOR EXECUTIVES

On or about November 23, 2005, the Company received the following proposal from the Massachusetts Laborers’ Pension Fund (the “Massachusetts Laborers”), 14 New England Executive Park, Suite 200, Burlington, MA 01803, beneficial owners of approximately 3,700 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (collectively, the “Massachusetts Laborers’ Proposal”) in this proxy statement as they were submitted to us:

“Resolved: That the shareholders of CVS Corporation (“CVS” or the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary retirement benefits for senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, ‘extraordinary retirement benefits’ means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, accelerated vesting of retirement benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

Supporting Statement: Supplemental executive retirement plans (“SERPs”) provide deferred compensation for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

CVS’s proxy statement discloses that Chairman of the Board, President and Chief Executive Officer Thomas M. Ryan is entitled to payments under the Company’s Supplemental Executive Retirement Plan for Select Senior Management. The proxy statement states:

CVS maintains a Supplemental Executive Retirement Plan for Select Senior Management of the Company (the “Plan”). The Plan is designed to increase the retirement benefits of selected executive employees. Under the Plan’s benefit formula, executives selected for participation (including each of the named executive officers and certain other executives) will receive an annual benefit commencing on the later of age 55 or retirement… or a maximum benefit of 48% of final compensation, with no offset for any amounts provided by CVS’ qualified plans, Social Security or other retirement benefits.

….

As of January 1, 2005, Mr. Ryan had accrued an annual benefit of $1,557,055, and the lump sum value of such benefit was $26,415,438 based on assumptions specified in the Plan…

In our opinion CVS already provides Mr. Ryan very generous compensation. According to the proxy statement, in 2004 he received a salary of $1,000,000; a bonus of $3,800,000; a restricted stock award valued at $2,650,125; and all other compensation of $5,675,267. He also received 200,000 stock options with a present value on the grant date of $2,446,000. During Fiscal Year 2004 Mr. Ryan exercised stock options for 323,230 shares with a value realized of $7,644,513. At the end of Fiscal Year 2004 Mr. Ryan held exercisable in-the-money options with an estimated value of $25,443,234 and held unexercisable options with an estimated value of $14,501,194.

To help ensure that the use of extraordinary pension benefits for senior executives is in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it may not always be practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

We urge you support for this important reform.”

Statement of CVS’ Board Recommending a Vote AGAINST the Massachusetts Laborers’ Proposal

CVS’ Board of Directors unanimously recommends that you vote against the Massachusetts Laborers’ Proposal because it is unnecessary and it is not in the best interests of CVS or its stockholders.

Our executive compensation program is designed to help CVS to recruit and maintain the outstanding management talent required to achieve our corporate objectives and increase shareholder value. The Management Planning and Development Committee (the “Committee”), comprised entirely of directors meeting the independence requirements of the New York Stock Exchange, oversees our executive compensation program and reviews and approves all compensation arrangements with our senior executive officers (including employment agreements and retirement benefits); with respect to the compensation of our Chief Executive Officer, the Committee consults with the other independent directors.

The Committee believes all of CVS’ compensation programs are consistent with general industry practice for companies of comparable size and are necessary to attract, motivate, reward and retain talented executives. The shareholder proposal requests that our Board of Directors seek shareholder approval of certain types of retirement benefits provided under employment agreements and non-qualified retirement programs. Retirement benefits are a critical component of the compensation program for all employees, including senior executives, and removing the flexibility of the Committee to oversee this important aspect of executive compensation would place CVS at a significant competitive disadvantage.

The Committee annually engages an executive compensation consulting firm to analyze market data and best practices for similar companies. This study demonstrated that the overall compensation of our senior executives is consistent with compensation levels at our peer group of companies. In order to attract high quality senior management, CVS must have the flexibility to continue to offer salary, bonus opportunities and retirement benefits competitive with those offered by other major companies. The Board of Directors believes that requiring shareholder approval for certain retirement benefits would impair CVS’ ability to act promptly to fill key management positions, thereby placing CVS at a significant competitive disadvantage compared to other major companies.

Although the supporting statement for this proposal focuses on retirement benefits in effect for Chairman of the Board, President and CEO Thomas M. Ryan and other senior executives in 2004, the proposal states that the new policy should be implemented “in a manner that does not violate any existing employment agreement or vested pension benefit.” We note that the specific retirement benefits objected to in the supporting statement for the Massachusetts Laborers’ Proposal are provided for under the vested Supplemental Executive Retirement Plan for Select Senior Management of the Company. As a result, the shareholder proposal, by its own terms, would not apply to the retirement benefits cited in the supporting statement.

The Board of Directors recommends a vote AGAINST the Massachusetts Laborers’ Proposal.

ITEM 5:  STOCKHOLDER PROPOSAL REGARDING INDEPENDENCE OF THE CHAIRMAN OF THE BOARD

On or about October 17, 2005, the Company received the following proposal from William Steiner, 112 Abbottsford Gate, Piermont, New York 10968 (“Steiner”), beneficial owner of approximately 8,500 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (collectively, the “Steiner Proposal”) in this proxy statement as they were submitted to us:

“Independent Board Chairman

RESOLVED: Stockholders request that our Board of Directors change our governing documents to require that the Chairman of our Board serve in that capacity only and have no management duties, titles, or responsibilities. This proposal gives our company an opportunity to cure our Chairman’s loss of independence should it occur after this proposal is adopted.

When a person acts both a company’s Chairman and its CEO, a vital separation of power is eliminated – and we as the owners of our company are deprived of both a crucial protection against conflicts of interest and also of a clear and direct channel of communication to our company through our Chairman.

54% Yes-Vote

Twenty (20) shareholder proposals on this topic achieved an impressive 54% average yes-vote in 2005. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

■	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“D” in Overall Board Effectiveness.

“D” in Board Composition.

“D” in CEO Compensation.

“D” in Takeover Defenses.

Overall Governance Risk Assessment = High

■	We had no Independent Chairman and not even a Lead Director – Independent oversight concern.

■	Cumulative voting was not allowed.

■	There are too many active CEOs on our board (3) – Over-commitment concern.

■	Three directors had non-director business with our company – Independence concern.

■	Six of our 9 directors were each allowed to hold 4 to 8 directorships – Over-commitment concern.

■	CVS’ dual class stock played a major part in lowering The Corporate Library’s takeover defense score from a “C” to a “D.”

Additionally:

■	Four of our 9 directors were rated “problem directors” by The Corporate Library:

1) Stanley Goldstein – due to his involvement with Footstar, Inc. – filed for Chapter 11 bankruptcy.

2) Marian Heard – due to her involvement with the FleetBoston board, which approved a major round of executive rewards even as FleetBoston was under investigation by regulators for multiple instances of improper activity.

3) Terrence Murray – For the same reason as Ms. Heard.

4) Thomas Ryan – For the same reason as Ms. Heard and Mr. Murray.

With the above room for improvement it is important to take one-step forward and make our Board more accountable by adopting an independent board chairman requirement.

Moreover

It is well to remember that at Enron, WorldCom, Tyco, and other legends of mis-management and/or corruption, the Chairman also served as CEO. When a Chairman runs a company as Chairman and CEO, the information given to directors may or may not be accurate. If a CEO wants to cover up improprieties and directors disagree, with whom do they lodge complaints? The Chairman?

Independent Board Chairman

Yes on 5”

Statement of CVS Board Recommending a Vote AGAINST the Steiner Proposal

CVS’ Board of Directors unanimously recommends that you vote against the Steiner Proposal because it is unnecessary and it is not in the best interests of CVS or its stockholders.

The Board of Directors believes that CVS and its shareholders are best served by having Thomas M. Ryan serve as Chairman of the Board, President and Chief Executive Officer, and that adopting a policy to restrict the Board’s discretion in selecting the Chairman of the Board (as well as combining the positions of Chairman and CEO) would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman. The Board believes it is important to retain its flexibility to allocate the responsibilities of Chairman of the Board and Chief Executive Officer in any way that is in the best interests of the Company at any future point in time. The Board also believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee system and policy of having regular executive sessions of non-management directors.

Furthermore, CVS’ practice of having one individual perform the role of Chairman and Chief Executive Officer is both consistent with the practice of many major companies and not restricted or prohibited by current laws (including the Sarbanes-Oxley Act of 2002 and recently promulgated SEC regulations). We also note that this is an approach supported or not opposed by several organizations prominent in matters of corporate governance, including the Business Roundtable and The Conference Board.

For all of these reasons, the Board does not believe that amending the Company’s organizational documents to require that the Chairman of the Board is not a member of management would enhance the Board’s independence or performance.

Only one of the nine members of CVS’ Board of Directors is currently an employee of CVS, and all of CVS’ Board Committees, other than the Executive Committee, are comprised solely of directors meeting the independence requirements of the New York Stock Exchange. Therefore, there are ample outside directors to offer critical review of management plans. Furthermore, in accordance with the charters of the various committees, the Management and Development Committee is responsible for evaluating the performance of the CEO and other senior executives, and the Nominating and Governance Committee is responsible for evaluating the overall performance of the Board.

Our directors, including the Chairman of the Board, are also bound by fiduciary duties under law to act in a manner that they believe to be in the best interests of CVS and its stockholders. Requiring that the

Chairman of the Board not be a member of management would not serve to augment or diminish the fiduciary duties of any director or officer of CVS and the Board does not believe that splitting the roles would enhance the Board’s independence or performance.

Rather, the Board believes that Mr. Ryan, in his capacities as Chairman, President and Chief Executive Officer, serves as a bridge between the Board and management and provides critical leadership for carrying out CVS’ strategic initiatives and confronting its challenges. In short, the Board currently believes that a Chairman who is a member of CVS’ management team is better situated to execute the Company’s strategy and business plans to maximize shareholder value.

For these reasons, the Board believes that the amendment of CVS’ organizational documents to require the election of a non-management Chairman of the Board is not appropriate and that it is in the best interests of CVS’ shareholders for the Board to have the flexibility to determine the selection of the Chairman of the Board, whether that director is an outside director or a member of executive management.

The Board of Directors recommends a vote AGAINST the Steiner Proposal.

ITEM 6:  STOCKHOLDER PROPOSAL REGARDING THE FORMULATION OF COSMETICS SOLD AT CVS

On or about November 22, 2005, the Company received the following proposal, co-filed by Brethren Benefit Trust, Inc., c/o Boston Common Asset Management, LLC, 84 State Street, Suite 1000, Boston, MA 02109, and Citizens Funds, One Harbour Place, Suite 400, Portsmouth, NH 03801, beneficial owners of 4,600 and 189,588 shares of the Company’s stock, respectively. In accordance with SEC rules, we are reprinting the proposal and supporting statement (collectively, the “Brethren Proposal”) in this proxy statement as they were submitted to us:

“PRODUCT SAFETY

Whereas:

■	CVS’s vision is to ‘help people live longer, healthier, happier lives’.

■	Consistent with that vision CVS has phased out sale of mercury thermometers, demonstrating its commitment to safer products for its customers and the environment.

■	In February 2003, European Union Directive 2003/15/EC (amending Cosmetics Directive 76/768/EEC) banned the sale in Europe of cosmetics or personal care products that contain any ingredients on a list of chemicals known or suspected of causing cancer, genetic mutations, or birth defects.

■	Two of CVS’s major cosmetic suppliers, L’Oreal and Revlon, have committed to reformulating their products globally to meet European Union standards.

■	The US Food and Drug Administration does not require US cosmetics manufacturers to test their products for safety. Except for color additives and certain prohibited ingredients, US producers can utilize any raw ingredient without FDA approval.

■	California’s new Safe Cosmetics Act will require [with some exceptions] the manufacturers of cosmetic products sold in the state to list and disclose all their products containing ingredients identified as carcinogens or reproductive toxicants.

■	Consumers’ concern about safe cosmetics is growing. Over two hundred cosmetics companies have informed the Campaign for Safe Cosmetics, a coalition of health, consumer, and advocacy groups, that they will take additional actions on safe cosmetics – 1) inventorying their product ingredients for suspected carcinogens, mutagens, and reproductive toxins, and for chemicals that affect the endocrine system, accumulate in the body or persist in the environment, 2) proactively seeking safe alternatives for these chemicals, and 3) publicly reporting on their progress.

Resolved: Shareholders request that, by April 2007, at reasonable cost and omitting proprietary information, the Board publish a report evaluating the feasibility of a) CVS reformulating all its private label cosmetics products to be free of chemicals linked with cancer, mutation or birth defects, thereby globally meeting the standards set by the EU Cosmetics Directive 2003/15/EC which amended EU Directive 76/768/EEC b) complying with the addition actions sought by the Campaign for Safe Cosmetics as described above,” and c) encouraging or requiring manufacturers or distributors of other cosmetics products sold in CVS to ensure that their products comply with the same reformulation and other actions that the company is taking.

Supporting Statement: In addition to cosmetics, CVS sells many other products that may contain chemicals linked to cancer, mutation, or birth defects. According to a recent report, (http://rosefdn.org/liroffreport.pdf) safer alternatives policies have been adopted by leading retailers, including the drug and cosmetics retailer in the United Kingdom, Boots LLC. Boots’ cosmetics are sold in the United States by CVS competitor Target. Companies have adopted such practices to build public trust, protect brand reputation, and safeguard market position in anticipation of prospective regulation. Such actions by CVS would underscore our company’s leadership role in providing safe, wholesome products. Without a cosmetics reformulation policy, the proponents believe CVS risks losing customers who are concerned about cosmetic safety.”

Statement of CVS Board Recommending a Vote AGAINST the Brethren Proposal

CVS’ Board of Directors unanimously recommends that you vote against the Brethren Proposal because it is unnecessary and it is not in the best interests of CVS or its stockholders.

The Brethren Proposal calls for CVS to publish a report detailing, among other things, the feasibility of CVS “reformulating all its private label cosmetics products to be free of chemicals linked with cancer, mutation or birth defects.” We note, in the first instance, that CVS does not procure for manufacture or sell any private label cosmetics products, as CVS understands the term to be commonly used in our industry. The term “cosmetics,” as generally used in the Company’s trade, refers to products that, upon application, add color to the face, eyes, lips and nails – products such as foundation, mascara, lipstick and nail polish. As CVS does not procure for manufacture or sell any such private label products, the Brethren Proposal (insofar as it relates to cosmetics as we believe the term to be commonly used in our industry) cannot be implemented by the Company.

Furthermore, CVS has demonstrated a commitment to consumer safety and is committed to only selling or manufacturing products that will be safe for use by our customers. As a responsible company, CVS has implemented an extensive process for review of the safety and integrity of all of ingredients in the products that we procure for manufacture or sell.

For many of our private label products, such as food and beverages, CVS contracts with leading independent product testing and quality assurance firms to thoroughly evaluate safety data for all ingredients before they are approved for use in any of our products. The firms that the Company engages also participate in industry-wide and professional scientific organizations in order to access and evaluate the latest information to ensure the continued safe use of all our product ingredients.

CVS has instituted similar measures to ensure the safety of products which are manufactured by other companies. For cosmetics products specifically, CVS requires its suppliers to provide regular updates on the use of certain chemicals or ingredients. As the Brethren Proposal indicated, Revlon and L’Oreal, two of CVS’ main suppliers of cosmetics products, have committed to reformulating their products to meet the standards set forth in EU Cosmetics Directive 2003/15/EC, and the Company believes that many of the rest of CVS’ cosmetics suppliers are undertaking similar initiatives. As we remain committed to consumer safety, and since we have in place the programs described above, we don’t see any value or benefit to stockholders in undertaking the study and report required by the proposal.

For these reasons, the Board of Directors believes that it is not in the best interest of stockholders to undertake the study and publish the report proposed in the Brethren Proposal. For the reasons stated above, and given the likely cost of producing such a report, CVS believes this effort would be an unnecessary diversion of resources, ultimately diminishing value for the stockholders of CVS.

The Board of Directors recommends a vote AGAINST the Brethren Proposal.

ITEM 7:  OTHER MATTERS

We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our executive officers and directors and any persons who own more than 10% of our common stock (“reporting persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file with the SEC and NYSE.

Mr. Goldstein filed a late Form 5 in February 2006, reporting a 2004 gift that he had previously failed to report.

Stockholder Proposals for our Annual Meeting in 2007

If you want to submit a proposal for possible inclusion in our proxy statement for the 2007 annual meeting of stockholders, you must ensure your proposal is received by us on or before November 30, 2006.

Thomas M. Ryan

Chairman of the Board, President and

Chief Executive Officer

March 31, 2006

Exhibit A

CVS Corporation

Nominating and Corporate Governance Committee

Director Qualification Criteria

In recognition of the fact that the selection of qualified directors is complex and crucial to the long-term success of the Company, the Nominating and Corporate Governance Committee has established the following guidelines for the identification and evaluation of candidates for membership on the Company’s Board of Directors.

Candidates should be distinguished individuals who are prominent in their fields or otherwise possess exemplary qualities that will enable them to effectively function as directors of the Company. While the Nominating and Corporate Governance Committee does not believe it appropriate at this time to establish any specific minimum qualifications for candidates, the Nominating and Corporate Governance Committee shall focus on the following qualities in identifying and evaluating candidates for Board membership:

•	Background, experience and skills
•	Character, reputation and personal integrity
•	Judgment
•	Independence
•	Diversity
•	Commitment to the Company and service on the Board
•	Any other factor or factors that the Nominating and Corporate Governance Committee may determine to be relevant and appropriate

Recognizing that the overall composition of the Board is essential to the effective functioning of the Board, the Nominating and Corporate Governance Committee shall make these determinations in the context of the existing composition of the Board so as to achieve an appropriate mix of backgrounds, skills, diversity and qualities.

In making its determinations, the Nominating and Corporate Governance Committee shall take into account all applicable legal, regulatory and stock exchange requirements concerning the composition of the Board and its committees.

The Nominating and Corporate Governance Committee shall review these guidelines from time to time as appropriate (and in any event at least annually) and modify them as it deems appropriate.

A-1

Exhibit B

CVS Corporation

New York Stock Exchange Bright Line Tests

For Director Independence

The following summarizes the standards set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual (excluding, for sake of brevity, the related Commentary):

(i) A director who is an employee, or whose immediate family member is an executive officer, of the company is not independent until three years after the end of such employment relationship.

(ii) A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the listed company, during any 12-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent”.

(iii) A director who is a current employee or partner of a firm that is the company’s internal or external auditor; who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or who is or has an immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time, is not “independent”.

(iv) A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executives at the same time serves on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

(v) A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

B-1

CVS CORPORATION

Annual Meeting of Stockholders of CVS Corporation

Thursday, May 11, 2006 at 11:00 a.m. EST

CVS Headquarters, One CVS Drive, Woonsocket, Rhode Island 02895

THIS PROXY IS BEING SOLICITED BY THE CVS BOARD OF DIRECTORS

The undersigned hereby appoints each of Thomas M. Ryan and Sheli Z. Rosenberg as the undersigned’s proxies, each with full power to act without the other and with full power of substitution, to vote, as indicated on all matters referred to on the reverse side of this card and described in the proxy statement, all shares of common stock of CVS which the undersigned would be entitled to vote if present at the Annual Meeting and at any adjournments or postponements thereof.

Additional Voting Instructions for Certain CVS Employees: To the extent the undersigned is a participant in the 401(k) Plan and Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies (the “Plan”), the undersigned hereby instructs The Bank of New York, as trustee under the Plan, to vote as indicated on the reverse side, all shares of Series One Convertible ESOP Preference Stock and all shares of CVS common stock held in the Plan, as to which the undersigned would be entitled to give voting instructions if present at the Meeting. Shares for which voting instructions are not properly completed or signed, or received in a timely manner, will be voted in the same proportion as those shares for which voting instructions were properly completed and signed and received in a timely manner, so long as such vote is in accordance with the provisions of the Employment Retirement Income Security Act of 1974, as amended.

The undersigned hereby ratifies and confirms all that each of the proxies and/or The Bank of New York may lawfully do in the premises, and hereby revokes all proxies (or voting instructions in the case of Plan shares) previously given by the undersigned to vote at the Meeting and at any adjournments or postponements thereof. The undersigned acknowledges receipt of the notice of and the proxy statement for the Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2 AND “AGAINST” ITEMS 3, 4, 5 AND 6 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

TO VOTE IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN AS TO ANY ITEMS SET FORTH IN THIS PROXY, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3, 4, 5 AND 6 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)

(Please sign, date and return this proxy card in the enclosed envelope.)	Votes must be indicated (x) in black or blue ink.

The Board of Directors recommends a vote FOR Items 1 and 2. To vote in accordance with the Board’s recommendations, just sign below; no boxes need to be checked.

Item 1.	Election of 9 directors

FOR ALL  ☐                 WITHHOLD FOR ALL  ☐                *EXCEPTIONS  ☐

Nominees: 01-W. Don Cornwell, 02-David W. Dorman, 03-Thomas P. Gerrity, 04-Marian L. Heard,

05-William H. Joyce, 06-Terrence Murray, 07-Sheli Z. Rosenberg, 08-Thomas M. Ryan,

09-Alfred J. Verrecchia.

*	(Instructions: To withhold authority for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Item 2.	Proposal to ratify the appointment of KPMG LLP as CVS’ independent registered public accounting firm for the fiscal year ending December 30, 2006.

☐  FOR                ☐  AGAINST                ☐  ABSTAIN

The Board of Directors recommends a vote AGAINST Items 3, 4, 5 and 6. To vote in accordance with the Board’s recommendations, just sign below; no boxes need to be checked.

Item 3.	Shareholder proposal regarding election of directors.

☐  FOR                ☐  AGAINST                ☐  ABSTAIN

Item 4.	Shareholder proposal regarding retirement benefits of certain senior executives.

☐  FOR                ☐  AGAINST                ☐  ABSTAIN

Item 5.	Shareholder proposal regarding independence of the Chairman of the Board.

☐  FOR                ☐  AGAINST                ☐  ABSTAIN

Item 6.	Shareholder proposal regarding the formulation of cosmetics sold at CVS.

☐  FOR                ☐  AGAINST                ☐  ABSTAIN

Other Matters. In their discretion, Mr. Ryan and Ms. Rosenberg, as proxies, and/or The Bank of New York, as trustee, are authorized to vote in accordance with their judgment upon such other business as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). This Proxy is solicited on behalf of the Board of Directors. Please mark, sign, date and return this proxy card using the enclosed prepaid envelope. This Proxy must be returned for your shares to be voted at the Meeting in accordance with your instructions if you do not plan to attend the Meeting and vote in person. Please indicate any change in address.

Please sign exactly as the name appears on this proxy card. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title.

Date                                                                       , 2006

Signature: